Exhibit 99.1

Collectors Universe Adopts Cash Dividend Policy

Policy Calls for Payment of Quarterly Cash Dividends of $0.08 Per Share;
Initial Quarterly Dividend to be Paid June 28, 2006 to Stockholders of Record as of June 14, 2006

NEWPORT BEACH, Calif., May 31 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles and diamonds, today announced that its Board of Directors has approved a cash dividend policy that calls for the payment of an expected total annual cash dividend of $0.32 per common share, payable in the amount of $0.08 per share per quarter. Under the new policy, the first of the quarterly cash dividends will be paid on June 28, 2006 to stockholders of record on June 14, 2006.

“We are committed to enhancing stockholder value and believe that a regular quarterly dividend program is consistent with that objective because it provides a way of returning some of the cash flow generated by our business to our stockholders,” said Michael R. Haynes, Chief Executive Officer. “Even after the payment of cash dividends on a portion of our quarterly earnings, we believe the Company will have sufficient cash resources to continue the implementation of our acquisition and growth strategy. The cash dividend reflects our strong balance sheet, and our optimism about the Company’s financial performance and its future growth prospects. The board and management’s intention in initiating this dividend program is to reward our stockholders for their loyalty.”

The declaration of cash dividends in the future, pursuant to the Company’s dividend policy, is subject to final determination each quarter by the Board of Directors based on a number of factors, including the Company’s financial performance and its available cash resources, its cash requirements and alternative uses of cash that the Board may conclude would represent an opportunity to generate a greater return on investment for the Company. For these reasons, as well as others, there can be no assurance that dividends in the future will be equal or similar in amount to the amounts described in this press release or that the Board of Directors will not decide to suspend or discontinue the payment of cash dividends in the future.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value added services to the high-value collectibles and diamond markets. The Company authenticates and grades collectible coins, sports cards, autographs, stamps currency and diamonds. The Company also compiles and publishes authoritative information about United States and world coins, collectible sports cards and sports memorabilia, collectible stamps and diamonds. This information is accessible to collectors and dealers at the Company’s web site, www.collectors.com, and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations about our future financial performance which are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”

Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected financial performance as set forth in the forward looking statements contained in this news release.

Information regarding those risks and uncertainties, and their possible impact on our future financial performance, including, but not limited to the risks that our strategy to expand into new collectibles and other high value asset markets, such as the diamond market, will not be successful in enabling us to improve our profitability and that those businesses and the services that they provide will not gain market acceptance, or will increase our operating expenses and possibly cause us to incur losses. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 which we filed with the Securities and Exchange Commission on September 13, 2005 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, which was filed with the Securities and Exchange Commission on May 10, 2006. Due to the above-described risks and uncertainties and those described in our 2005 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about future performance based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission.

Contacts
Joe Wallace	E. E. Wang
Chief Financial Officer	Investor Relations
Collectors Universe	The Piacente Group, Inc.
949-567-1245	212-481-2050 ext. 605
Email: jwallace@collectors.com	Email: ee@thepiacentegroup.com

SOURCE  Collectors Universe, Inc.

          -0-                                        05/31/2006
          /CONTACT:  Joe Wallace, Chief Financial Officer, Collectors Universe,
+1-949-567-1245, jwallace@collectors.com; E. E. Wang, Investor Relations, The
Piacente Group, Inc., +1-212-481-2050, ext. 605, ee@thepiacentegroup.com   /
          /Web site:  http://www.collectors.com /
          (CLCT)